UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014 (November 18, 2014)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)
777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 18, 2014, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into the Second Amendment (the “Second Amendment”) to the Master Terms and Conditions for Warrants, dated as of October 18, 2011 (the “Master Terms”), as supplemented by a confirmation dated October 18, 2011 (the “Confirmation”) and as amended by the amendment dated May 14, 2014 (the “First Amendment”), with Credit Suisse Capital LLC (as assignee of Credit Suisse International) (the “Warrant Holder”). The Master Terms, as supplemented by the Confirmation and amended by the First Amendment, are referred to below as the “Warrant Agreement” and, as further amended by the Second Amendment, as the “Amended Warrant Agreement.” The Warrant Agreement governed the remaining outstanding warrants issued by the Company to the Warrant Holder in 2011 in connection with the issuance of Regeneron’s 1.875% convertible senior notes and the related hedging transactions.

Pursuant to the Second Amendment, the number of warrants held by the Warrant Holder has been reduced by 328,820, or 32.6%, resulting in 679,511 warrants being held by the Warrant Holder in accordance with the Amended Warrant Agreement. The aggregate amount paid by the Company to the Warrant Holder in consideration of entering into the Second Amendment is $100.7 million.

The Second Amendment contains customary representations and warranties of the Company and the Warrant Holder, respectively.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which will be filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Senior Vice President, General Counsel and Secretary

Date: November 21, 2014